Exhibit 99.3
Pro Forma Financial Information
As previously disclosed, on Willis Towers Watson Public Limited Company’s (“Willis Towers Watson”) Current Report on Form 8-K filed on January 5, 2016, Willis Group Holdings Public Limited Company (“Willis”) completed its combination with Towers Watson & Co. (“Towers Watson”). Pursuant to the Agreement and Plan of Merger, dated as of June 29, 2015, as amended on November 19, 2015 (the “Amendment”), by and among Willis, Citadel Merger Sub, Inc. (“Merger Sub”), and Towers Watson, effective as of January 4, 2016, Merger Sub merged with and into Towers Watson (the “Merger”) with Towers Watson continuing as the surviving corporation and a wholly-owned subsidiary of Willis. As a result of the Merger, each issued and outstanding share of Towers Watson Class A common stock (“Towers Watson common stock”) was canceled in exchange for 2.6490 validly issued, fully paid and nonassessable Willis ordinary shares (the “Exchange Ratio”), other than (i) any shares of Towers Watson common stock owned by Towers Watson, Willis, or Merger Sub at the effective time of the Merger, and (ii) shares of Towers Watson common stock held by Towers Watson stockholders who are entitled to and who properly exercise and perfect dissenter’s rights under Delaware law. The cancellation and conversion of each share of Towers Watson common stock into the right to receive 2.6490 Willis ordinary shares is referred to as the “Merger Consideration”.
Immediately following the Merger, Willis effected (i) a consolidation (i.e., a reverse stock split under Irish law) of Willis ordinary shares whereby every 2.6490 Willis ordinary shares were consolidated into one Willis ordinary share (the “Consolidation”) and (ii) an amendment to its Constitution and other organizational documents to change its name from Willis Group Holdings Public Limited Company to Willis Towers Watson Public Limited Company.
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA
The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Willis ordinary shares and Towers Watson common stock. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the pending Merger as if the transaction had occurred on December 31, 2015 for book value per share data and as of January 1, 2015 for net income per share data.
The pro forma per share income statement information for the year ended December 31, 2015 combines: (i) the historical consolidated statement of income of Willis for the fiscal year ended December 31, 2015, and (ii) the historical consolidated statement of income of Towers Watson for the twelve months ended December 31, 2015, which was derived by adding the consolidated statement of operations for the fiscal year ended June 30, 2015 to the unaudited condensed consolidated statement of operations for the six months ended December 31, 2015 and deducting the unaudited condensed consolidated statement of operations for the six months ended December 31, 2014.
The following information should be read in conjunction with the audited financial statements of Willis in Willis Towers Watson’s Annual Report on Form 10-K for the year ended December 31, 2015, and Towers Watson’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Towers Watson’s unaudited financial statements for the three and six months ended December 31, 2015 and 2014, included as Exhibit 99.1 on this Form 8-K. The unaudited pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the date indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to project balance sheet data or results of operations data as of any future date or for any future period.

Year Ended December 31, 2015
Willis Historical Per Share Data(i)
Earnings per share — basic	$5.49
Earnings per share — diluted	$5.41
Cash dividends declared per common share	$3.28
Book value per share (as of period end)	$32.48

Fiscal Year Ended June 30, 2015
Towers Watson Historical Per Share Data
Earnings per share — basic	$5.52
Earnings per share — diluted	$5.50
Cash dividends declared per common share	$0.60
Book value per share (as of period end)	$42.32

Year Ended December 31, 2015
Unaudited Pro Forma Consolidated Per Share Data
Earnings per share — basic	$4.62
Earnings per share — diluted	$4.59
Cash dividends declared per common share(ii)	$1.92
Book value per share (as of period end)	$79.16

Year Ended December 31, 2015
Unaudited Pro Forma Equivalent Per Share Data for Towers Watson(iii)
Earnings per share — basic	$3.19
Earnings per share — diluted	$3.19
Cash dividends declared per common share(ii)	$1.92
Book value per share (as of period end)	$125.28
____________________

(i)
Willis historical results reflect the reverse stock split of Willis ordinary shares whereby every 2.6490 Willis ordinary shares were consolidated into one Willis ordinary share which occurred immediately following the Merger.

(ii)
The pro forma cash dividends declared per share are based upon the preliminarily expected payment of $0.48 per share each quarter for fiscal year 2016. The first such payment was announced on February 5, 2016.

(iii)
The unaudited pro forma equivalent per share data for Towers Watson are calculated by multiplying the preliminary unaudited pro forma consolidated per share data by the Exchange Ratio and then dividing by the reverse stock split ratio.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information, which are referred to as the “unaudited pro forma financial information,” is presented to illustrate the estimated effects of the Merger based on the historical financial statements and accounting records of Willis and Towers Watson after giving effect to the Merger, and the Merger-related pro forma adjustments as described in these notes.
The fiscal year of Willis ends on December 31, and prior to the Merger, the fiscal year of Towers Watson ended on June 30. The following unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 31, 2015 was prepared based on the following historical periods: (i) the historical consolidated statement of income of Willis for the year ended December 31, 2015 and (ii) the historical consolidated statement of income of Towers Watson for the twelve months ended December 31, 2015, which was derived by adding the consolidated statement of operations for the fiscal year ended June 30, 2015 to the unaudited condensed consolidated statement of operations for the six months ended December 31, 2015, and deducting the unaudited condensed consolidated statement of operations for the six months ended December 31, 2014.
The following unaudited pro forma condensed consolidated balance sheet was prepared based on the following historical dates: (i) the historical consolidated balance sheet of Willis as of December 31, 2015 and (ii) the historical unaudited condensed consolidated balance sheet of Towers Watson as of December 31, 2015. For further information on historical Towers Watson financial information, refer to the accompanying notes to the unaudited pro forma condensed consolidated financial information.
The following unaudited pro forma condensed consolidated financial information has been prepared to reflect the Merger and is provided for illustrative purposes only. The unaudited pro forma condensed consolidated statement of income assumes that the Merger occurred on January 1, 2015, and does not necessarily reflect what Willis’ results of operations would have been had the Merger occurred on such date or for any future or historical period. The unaudited pro forma condensed consolidated balance sheet assumes that the Merger occurred on December 31, 2015. The unaudited pro forma condensed balance sheet does not necessarily reflect what Willis’ financial position would have been had the Merger been completed on December 31, 2015, or for any future or historical period.
The unaudited pro forma financial information was prepared using the acquisition method of accounting with Willis treated as the accounting acquirer and, therefore, the historical basis of Willis’ assets and liabilities was not affected by the Merger. The unaudited pro forma financial information has been developed from and should be read in conjunction with the audited financial statements of Willis in Willis’ Annual Report on Form 10-K for the year ended December 31, 2015, and audited Towers Watson’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Towers Watson’s unaudited financial statements for the three and six months ended December 31, 2015 and 2014, included as Exhibit 99.1 on this Form 8-K. For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31 2015, Towers Watson’s assets, including identifiable intangible assets, and liabilities have been recorded at their estimated fair values and the excess aggregate Merger Consideration has been assigned to goodwill. The fair values assigned in this unaudited pro forma financial information are preliminary and represent Willis Towers Watson’s management’s best estimate of fair value and are subject to revision.
Certain historical balances of Towers Watson have been reclassified to conform to the financial presentation of Willis. Willis Towers Watson management expects that there could be additional reclassifications that have not yet been identified. Additionally, Willis Towers Watson management will continue to assess Willis’ and Towers Watson’s respective accounting policies for any additional adjustments that may be required to conform Towers Watson’s accounting policies to those of Willis.
The unaudited pro forma financial information is provided for illustrative purposes only and is based on adjustments that are preliminary and are based upon available information and certain assumptions that Willis Towers Watson management believes are reasonable under the circumstances, as described in the accompanying notes to the unaudited pro forma consolidated financial information. The unaudited pro forma financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as revenue synergies, tax savings and cost synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed consolidated financial information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Willis would have been had the Merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, potentially significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the unaudited pro forma financial information.
Prior to the closing date, on December 29, 2015 Towers Watson declared and paid a one-time special cash dividend (the “Towers Watson pre-merger special dividend”), in an amount of $10.00 per share of Towers Watson common stock, approximately $694 million in the aggregate based on approximately 69 million Towers Watson shares issued and outstanding at December 29, 2015. Upon closing of the Merger and prior to the Consolidation, Towers Watson stockholders received 2.6490 Willis ordinary shares in exchange for each issued and outstanding share of Towers Watson common stock. For purposes of this unaudited pro forma financial information, the estimated aggregate consideration to complete the Merger was approximately $8.7 billion based upon a per share price of $47.18, the closing price of Willis ordinary shares on January 4, 2016, and approximately 69 million shares of Towers Watson common stock outstanding as of January 4, 2016.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the year ended December 31, 2015

		Historical	Pro Forma
	Historical	Towers	Adjustments		Pro Forma
	Willis	Watson	(Note 2)		Combined
	(Millions, except per share data)
	(Unaudited)
REVENUES
Commissions and fees	$3,809	$3,654	$(1)	a,m	$7,462
Investment income	12	4	—	a	16
Other income	8	—	—		8
Total revenues	3,829	3,658	(1)		7,486
EXPENSES
Salaries and benefits	(2,306)	(2,161)	32	a,k,o	(4,435)
Other operating expenses	(799)	(816)	147	a,c,e,m,p	(1,468)
Depreciation expense	(95)	(110)	44	b	(161)
Amortization of intangible assets	(76)	(71)	(386)	a,c	(533)
Restructuring costs	(126)	—	—		(126)
Total expenses	(3,402)	(3,158)	(163)		(6,723)
OPERATING INCOME	427	500	(164)		763
Other income (expense), net	55	57	—		112
Interest expense	(142)	(9)	(15)	a,g	(166)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, AND INTEREST IN EARNINGS OF ASSOCIATES	340	548	(179)		709
Income taxes	33	(217)	111	h	(73)
INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	373	331	(68)		636
Interest in earnings of associates, net of tax	11	(2)	—	a	9
NET INCOME	384	329	(68)		645
Less: net income attributable to noncontrolling interests	(11)	(1)	—		(12)
NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$373	$328	$(68)		$633
EARNINGS PER SHARE - BASIC AND DILUTED
- Basic earnings per share	$5.49	$4.75		l	$4.62
- Diluted earnings per share	$5.41	$4.75		l	$4.59
CASH DIVIDENDS DECLARED PER COMMON SHARE	$3.28	$10.45			$3.28
 The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As at December 31, 2015

		Historical	Pro Forma
	Historical	Towers	Adjustments		Pro Forma
	Willis	Watson	(Note 2)		Combined
	(Millions)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$532	$476	$—		$1,008
Short-term investments	—	17	—		17
Accounts receivable, net	1,258	825	—		2,083
Fiduciary assets	10,458	27	—		10,485
Deferred tax assets	—	35	(35)	h	—
Other current assets	255	80	—		335
Total current assets	12,503	1,460	(35)		13,928
NON-CURRENT ASSETS
Fixed assets, net	563	404	(162)	b	805
Goodwill	3,737	2,196	4,350	d,o	10,283
Other intangible assets, net	1,115	614	3,496	c	5,225
Investments in associates	13	4	—		17
Deferred tax assets	76	60	(27)	h	109
Pension benefits asset	623	125	(54)	a,k	694
Other non-current assets	209	102	—		311
Total non-current assets	6,336	3,505	7,603		17,444
TOTAL ASSETS	$18,839	$4,965	$7,568		$31,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Fiduciary liabilities	$10,458	$27	$—		$10,485
Deferred revenue and accrued expenses	752	583	(67)	a,f,n	1,268
Income taxes payable	45	67	—	a	112
Current portion of long-term debt	988	485	—	g	1,473
Deferred tax liabilities	—	5	(5)	h	—
Other current liabilities	558	205	(9)	a,p	754
Total current liabilities	12,801	1,372	(81)		14,092
NON-CURRENT LIABILITIES
Long-term debt	2,278	255	—	g	2,533
Liability for pension benefits	279	563	330	a,k	1,172
Deferred tax liabilities	240	118	898	a,h	1,256
Provision for liabilities	295	240	—		535
Other non-current liabilities	533	151	(31)	a,c,p	653
Total non-current liabilities	3,625	1,327	1,197		6,149
TOTAL LIABILITIES	16,426	2,699	1,116		20,241
REDEEMABLE NONCONTROLLING INTEREST	53	—	—		53
EQUITY
Total Willis stockholders’ equity	2,229	2,250	6,452	i,j,k,o	10,931
Noncontrolling interests	131	16	—		147
Total equity	2,360	2,266	6,452		11,078
TOTAL LIABILITIES AND EQUITY	$18,839	$4,965	$7,568		$31,372
 The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Tabular amounts are in millions, except share and per share data)
Note 1. Basis of pro forma presentation
As previously disclosed, pursuant to the Merger Agreement, as amended by the Amendment, upon close of business on January 4, 2016, Willis combined with Towers Watson, a leading provider of advisory services and solutions across four business segments: (i) benefits; (ii) risk and financial services, (iii) exchange solutions, and (iv) talent and rewards. As part of the Merger, Towers Watson stockholders received 2.6490 Willis ordinary shares for each share of Towers Watson common stock owned as of immediately prior to the effective time of the Merger. Upon completion of the Merger, Towers Watson stock options and other equity awards converted into stock options and equity awards with respect to Willis ordinary shares, after giving effect to the Exchange Ratio. On the third business day immediately prior to the closing date, December 29, 2015, Towers Watson declared and paid the Towers Watson pre-merger special dividend in the amount of $10.00 per share of Towers Watson common stock, approximately $694 million in the aggregate based on approximately 69 million Towers Watson shares issued and outstanding at December 29, 2015.
The Merger is being accounted for using the acquisition method of accounting with Willis considered the accounting acquirer of Towers Watson.
The accompanying unaudited pro forma financial information is intended to reflect the impact of the Merger on Willis’ consolidated financial statements and presents pro forma consolidated financial position and results of operations of Willis based on the historical financial statements of Willis and Towers Watson after giving effect to the Merger and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on the consolidated results. The accompanying unaudited pro forma financial information is presented for illustrative purposes only and has not been adjusted to give effect to certain expected financial benefits of the Merger, such as revenue synergies, tax savings and cost synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities.
The Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet gives effect to the Merger as if it had occurred on December 31, 2015, and the Unaudited Pro Forma Condensed Consolidated Statement of Income give effect to the Merger as if it had occurred on January 1, 2015.
Fair Value Adjustments
The unaudited pro forma financial information reflects the preliminary assessment of fair values and lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary valuations prepared by a third-party specialist. The allocation of the aggregate Merger Consideration used in the preliminary unaudited pro forma condensed consolidated financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the Merger. The final determination of the allocation of the aggregate Merger Consideration will be based on the actual tangible assets and liabilities, and the intangible assets of Towers Watson at the effective time of the Merger. In particular, the final valuation of intangible assets and the assessment of their useful lives may change significantly from the preliminary estimates, which could result in a material change to the amortization of intangible assets.
Purchase price
The Unaudited Pro Forma Condensed Consolidated Balance Sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed and the excess of the aggregate Merger Consideration over these fair values is recorded in goodwill. The fair value of the aggregate Merger Consideration in the unaudited pro forma financial information is approximately $8.7 billion. This amount was derived based on the outstanding shares of Towers Watson common stock at January 4, 2016, the Exchange Ratio and a price per share of Willis ordinary shares of $47.18, which represents the closing price on January 4, 2016. Towers Watson equity awards outstanding at the time of the closing of the Merger were converted into equity awards of Willis ordinary shares, after giving effect to the Exchange Ratio. The terms of these awards, including vesting provisions, are identical to those of the historical Towers Watson equity awards, except that a grantee’s Towers Watson stock equity awards will vest if the grantee’s employment is terminated without “cause” within 12 months following the effective time of the Merger. As a result of replacing these awards, an additional $37 million was added to Merger Consideration relating to pre-acquisition service.
The table below presents the preliminary aggregate Merger Consideration on January 4, 2016, along with a preliminary allocation of the aggregate Merger Consideration to the assets acquired and liabilities assumed.

Preliminary Aggregate Merger Consideration

January 4, 2016
Number of shares of Towers Watson common stock outstanding as of January 4, 2016	69 million
Exchange ratio	2.649
Number of Willis Group Holdings shares issued (prior to reverse stock split)	184 million
Willis Group Holdings price per share on January 4, 2016	$47.18
Fair value (millions) of 184 million Willis ordinary shares	$8,686
Value of equity awards assumed	37
Preliminary estimated aggregate Merger Consideration	$8,723
Preliminary Allocation of Aggregate Merger Consideration

January 4, 2016
Cash and cash equivalents	$476
Accounts receivable, net	825
Other current assets	124
Fixed assets, net	242
Goodwill	6,546
Other intangible assets (i)	4,110
Other non-current assets	208
Deferred tax liabilities	(1,016)
Pension and other post-retirement liabilities	(941)
Other current liabilities	(751)
Other non-current liabilities	(360)
Long term debt, including current portion (ii)	(740)
Allocated Aggregate Merger Consideration	$8,723
______________________________

(i)	Represents identified finite-lived intangible assets; primarily relates to customer relationships and core/developed technology and other marketing related intangibles.

(ii)
Represents both debt due upon change of control of $400 million borrowed under Towers Watson’s term loan ($188 million) and revolving credit facility ($212 million) and an additional draw down under a new term loan of $340 million. The $400 million debt was repaid by Willis borrowings under the 1-year term loan facility on January 4, 2016. The $340 million new term loan partially funded the $694 million Towers Watson pre-merger special dividend.

Upon completion of the fair value assessment following the Merger, Willis and Towers Watson anticipate the ultimate fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.
Other Transaction-related Adjustments
The unaudited pro forma financial information reflects certain reclassifications of Towers Watson balance sheet and statement of income categories to conform to Willis’ presentation.
The unaudited pro forma financial information reflects certain adjustments to eliminate transactions between Willis and Towers Watson.
The unaudited pro forma financial information does not reflect any adjustments to conform Towers Watson’s accounting policies to those adopted by Willis as no such adjustments were identified that would have a material effect on the unaudited pro forma financial information.
Further review may identify additional reclassifications, intercompany transactions or differences between accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company. At this time, Willis Towers Watson is not aware of any reclassifications, intercompany transactions or accounting policy differences that would have a material impact on the unaudited pro forma financial information that are not reflected in these pro forma adjustments.
Items Not Adjusted in the Unaudited Pro Forma Financial Information
The unaudited pro forma financial information does not include any adjustments for liabilities or related costs that may result from integration activities. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. These items have not been considered with regard to potential tax planning strategies that may result from the Merger.
Note 2. Transaction-related Adjustments
The unaudited pro forma financial information reflects the following adjustments:

a)
Conforming reclassifications and adjustments. Certain reclassifications have been made to amounts in the Towers Watson historical balance sheet and statement of income to conform to Willis’ presentation, including reclassifying Towers Watson’s accounts payable, accrued liabilities and deferred income and employee-related liabilities caption headings into their component parts and presenting components of Towers Watson’s professional and subcontracted services, occupancy and general and administrative expenses within the relevant Willis captions.

b)
Property and equipment. Adjustments to eliminate Towers Watson’s historical internally developed software of $237 million and related amortization of $57 million for the year ended December 31, 2015, since the fair value of these assets has been reflected within the core/developed technology intangibles assets. This adjustment is offset by a preliminary increase of $75 million from book value to fair value and related increase to depreciation of $13 million for the year ended December 31, 2015 for leasehold improvements, furniture and fixtures and computer hardware and software.

c)
Intangible assets. Adjustments to eliminate Towers Watson’s historical identifiable intangible assets of $614 million and related amortization of $71 million for the year ended December 31, 2015 and to reflect the preliminary estimated fair values of Towers Watson’s identifiable intangible assets and related amortization that management has determined based on estimates and assumptions that it considers to be reasonable. The primary assets include customer relationships, core/developed technology and products, other marketing related intangibles and favorable lease agreements. The amortization adjustment for the customer relationship asset is based on a preliminary assumption of amortization on an accelerated basis (i.e. reducing balance). Other acquired finite-lived intangible assets such as core/developed technology and products, marketing related intangibles and favorable lease agreements are amortized on a straight line basis. These assumptions are subject to further analysis and may change, which would result in a change to the incremental amortization adjustment included in the unaudited pro forma financial information. The following table presents information about the identifiable intangible assets:

		Estimated	Year ended December 31,
	Preliminary	Useful	2015
	Fair Value	Life in Years	Amortization
Customer relationships	$2,231	7 - 18	$285
Core/developed technology and products	865	1-19	132
Marketing related	1,003	25	40
Favorable lease agreements	11	4-11	2
Total pro forma adjustments	$4,110		$459
Additionally, adjustments to record the preliminary fair value of unfavorable lease agreements for $10 million and the related amortization to operating expenses of $1 million for the year ended December 31, 2015 for the net impact of both the favorable and unfavorable lease agreements.

d)
Goodwill. Adjustments to eliminate Towers Watson’s historical goodwill and record the preliminary fair value of goodwill resulting from the Merger. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

e)
Transaction-related costs. Transaction-related costs of $150 million and related tax benefits, incurred in the twelve months ended December 31, 2015, have been excluded for pro forma financial information purposes.

f)
Change of control clauses. Adjustments to record liabilities for estimated payments of $5 million, net of related tax benefits, due under change of control clauses in certain executive officer management contracts.

g)
Long-term debt. Total pro forma borrowings remained unchanged from the total balances borrowed by both Willis and Towers Watson at December 31, 2015. Towers Watson had $400 million in debt outstanding at December 31, 2015 that was due upon change of control. At time of closing on January 4, 2016, Willis Towers Watson borrowed $400 million under a one-year term loan which is payable on December 19, 2016, and repaid the legacy Towers Watson debt. Additionally, Towers Watson borrowed under a $340 million term loan as part of the funding for the pre-Merger special dividend on December 29, 2015. Adjustments to record related interest expense and amortization of related deferred debt issuance costs of $9 million and $6 million, respectively, for the year ended December 31, 2015.

h)
Income taxes. Adjustments to record the deferred tax impact of acquisition accounting adjustments, primarily related to intangible assets, including customer relationships, core/developed technology, marketing-related intangibles, the current and deferred tax consequence of the repatriation of foreign earnings to partially fund the pre-Merger special dividend and the income and deferred tax impact of the pro forma adjustments. Adjustments also include the deferred tax classification to conform to Willis’ early adoption of ASU No. 2015-17. The incremental deferred tax assets and liabilities and the income tax expense were calculated based on the U.S. and foreign statutory rates where fair value adjustments were estimated. Where applicable, a U.S. statutory rate of 40% was used. Pro forma adjustments for income tax purposes have been determined without regard to potential tax planning strategies that may result from the Merger of Towers Watson with Willis.

i)
Willis ordinary shares issuance. Approximately 184 million Willis ordinary shares (prior to the reverse stock split) were issued to Towers Watson stockholders as the Merger Consideration in connection with the Merger, based on Towers Watson shares of common stock outstanding as of January 4, 2016, at a per share price of $47.18, which was the closing price on that date, for a total value of approximately $8.7 billion.

j)
Towers Watson stockholders’ equity. The elimination of all Towers Watson stockholders’ equity, including common stock, additional paid-in capital, treasury stock, retained earnings and accumulated other comprehensive loss.

k)
Pension amortization and fair value adjustments. Adjustments to remove the net periodic benefit costs of $33 million for the year ended December 31, 2015 associated with the amortization of net actuarial losses and prior service credits/costs for Towers Watson’s pension plans. Net actuarial gains and losses and prior service credits are included in the accumulated other comprehensive income component of equity. Because Towers Watson’s equity, including accumulated other comprehensive income/(loss), net, is eliminated in the opening balance sheet, the results for the period following the Merger will not include any impact from amortization of these deferred net actuarial gains and losses and prior service credits.

Adjustments to record the preliminary fair value of the net funded status of the Towers Watson pension and other postretirement benefit plans which reduced pension assets by $54 million and increased the liability for pension benefits by $330 million.

l)Earnings per share. The pro forma consolidated basic and diluted earnings per share for the year ended December 31, 2015 is calculated as follows:

Year ended December 31, 2015
(Millions, except per share data)
Willis historic average basic shares in issue	68
Shares issued for Towers Watson (i)	69
Willis historic average basic shares in issue	137
Dilutive effect of securities	1
Diluted weighted average shares outstanding	138
Pro forma net income attributable to Willis Towers Watson	$633
Earnings per share - basic	$4.62
Earnings per share - diluted	$4.59
 ____________________

(i)	Shares issued for Towers Watson based on approximately 69 million Towers Watson shares outstanding at January 4, 2016 and the Exchange Ratio.

m)	Intercompany trading. Adjustments to eliminate trading between Willis and Towers Watson of $1 million for the year ended December 31, 2015.

n)
Deferred income. Adjustment to derecognize Towers Watson deferred income in excess of the remaining performance obligation assumed as part of the business combination of $74 million as of December 31, 2015, from deferred revenue and accrued expenses.

o)
Share based compensation. Adjustments to recognize Towers Watson share-based payments in accordance with Willis accounting policies of $1 million for the year ended December 31, 2015. An adjustment to recognize $37 million for the value of the equity awards assumed increased consideration and the resulting goodwill as of December 31, 2015.

p)
Deferred rent. Adjustment to remove deferred rent credit related to lease incentives of $50 million as of December 31, 2015 and the elimination of the related income statement benefit of $3 million, net of tax, for the year ended December 31, 2015.